EXHIBIT 99.1

News Release	News Release

MAGNUM HUNTER REPORTS FINANCIAL RESULTS FOR THE

THIRD QUARTER OF 2012 AND NINE MONTHS ENDED SEPTEMBER 30, 2012

Revenues Increased 149% to $69.8 Million

Borrowing Base Increased 44% from $260 Million to $375 Million

Current Net Production of 15,750 Boepd*

HOUSTON, Texas — (Marketwire) — November 13, 2012 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC and MHR.PRD) (“Magnum Hunter” or the “Company”) announced today financial results for the third quarter of 2012 and nine months ended September 30, 2012.

Financial Results for the Three Months Ended September 30, 2012

Magnum Hunter reported an increase in total revenues of 149% to $69.8 million for the three months ended September 30, 2012, compared to $28.1 million for the three months ended September 30, 2011. Operating margins also improved significantly as lease operating expenses per barrel of oil equivalent (“Boe”) declined approximately 30% from $15.55 per Boe to $10.95 per Boe, primarily due to the addition of new unconventional production and tighter controls on field operating expenses. Recurring cash general and administrative costs per Boe also declined approximately 48% from $15.36 to $8.15 per Boe (see Non-GAAP Financial Measures and Reconciliations below).

The Company reported a net loss of $42.3 million or ($0.25) per basic and diluted common shares outstanding for the three months ended September 30, 2012, compared to a net loss of $2.0 million, or ($0.02) per basic and diluted common shares outstanding for the three months ended September 30, 2011. The Company’s net loss per share for the three months ended September 30, 2012, was ($0.08) per basic and diluted common shares outstanding when adjusted for non-cash and non-recurring expenses of $28.2 million (see Non-GAAP Financial Measures and Reconciliations below).

For the three months ended September 30, 2012, Magnum Hunter’s ‘Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization’ (“Adjusted EBITDA”) was $40.6 million or $0.24 per basic and diluted common share outstanding. This represents a 290% increase over the Adjusted EBITDA of $10.4 million for the three months ended September 30, 2011 (see Non-GAAP Financial Measures and Reconciliations below).

*Includes current production curtailments

Financial Results for the Nine Months Ended September 30, 2012

Magnum Hunter reported an increase in total revenues of 160% to $187.3 million for the nine months ended September 30, 2012, compared to $72.1 million for the nine months ended September 30, 2011. Operating margins also improved substantially as lease operating expenses per barrel of oil equivalent (“Boe”) declined from $14.60 per Boe to $10.32 per Boe, primarily due to the addition of new unconventional production and tighter controls on field operating expenses. Recurring cash general and administrative costs per Boe also declined from $14.66 per Boe to $6.83 per Boe (see Non-GAAP Financial Measures and Reconciliations below).

The Company reported a net loss of $80.2 million or ($0.53) per basic and diluted common shares outstanding for the nine months ended September 30, 2012, compared to a net loss of $29.7 million, or ($0.28) per basic and diluted common shares outstanding for the nine months ended September 30, 2011. The Company’s net loss per share for the nine months ended September 30, 2012, was ($0.14) per basic and diluted common shares outstanding when adjusted for non-cash and non-recurring expenses of $58.7 million (see Non-GAAP Financial Measures and Reconciliations below).

For the nine months ended September 30, 2012, Magnum Hunter’s ‘Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization’ (“Adjusted EBITDA”) was $113.6 million or $0.75 per basic and diluted common shares outstanding. This represents a 275% increase over the Adjusted EBITDA of $30.3 million for the nine months ended September 30, 2011 (see Non-GAAP Financial Measures and Reconciliations below).

Production Results

Oil and gas production increased 137% for the three months ended September 30, 2012, to 1.148 million barrels of oil equivalent (“MMBoe”) or 12,480 barrels of oil equivalent per day (“Boepd”) (55% oil/liquids) as compared to the 0.485 million barrels of oil equivalent or 5,270 Boepd reported for the three months ended September 30, 2011. As previously reported, third quarter 2012 production was significantly impacted by Appalachia production curtailments due to the lack of available processing capacity at Dominion Transmission’s Hastings processing facility and shut-in of producing natural gas wells located in Kentucky. The production curtailments and shut-ins negatively impacted the third quarter of 2012 production by approximately 10 million cubic feet equivalent per day (1,665 Boepd). Including curtailments and shut-in production, third quarter 2012 production would have been approximately 14,145 Boepd. Current net production, including curtailed and shut-in production, is approximately 15,750 boepd. The Company anticipates the curtailed production to be alleviated and, in addition, realization of natural gas liquids from its current Marcellus production stream (estimated to be approximately 1,500 boepd) once Markwest’s Mobley processing facility becomes operational in December 2012. The Company reiterates its anticipated exit rate of 18,500 Boepd at the end of 2012.

Acquisitions

On November 2, 2012, Magnum Hunter closed on the acquisition of Viking International Resources Co., Inc., for a purchase price of approximately $106.7 million. The total consideration for this transaction was paid 65% (or approximately $69.4 million) in the form of a convertible preferred stock of the Company and 35% (or approximately $37.3 million) in cash. The acquisition included approximately 51,500 net Appalachian Basin mineral acres located in West Virginia and Ohio. The acreage position consists of approximately 27,000 net acres in the liquids-rich Marcellus Shale and approximately 28,000 net Utica Shale acres. Nearly 98% of the total acreage position is held by shallow existing production or “HBP.”

Capital Expenditures

Magnum Hunter’s total capital expenditures, excluding acquisitions, were $120.1 million for the three months ended September 30, 2012, including $107.2 million for upstream activities and $12.9 million for midstream activities. Third quarter 2012 capital expenditures included drilling capital in the amount of $10.3 million for wells drilled but not yet completed. These wells will be completed during the fourth quarter of 2012 and first quarter of 2013. The Company anticipates the full year 2012 capital budget to be approximately 10% higher than the previously announced 2012 capital budget of $375 million (approximately $410 million). The increase is due entirely to the ramp up in drilling and completion activities in the Company’s liquids-rich Marcellus region, in anticipation of Markwest’s Mobley processing facility becoming operational in December 2012.

Borrowing Base Increase

Magnum Hunter also announced today that the Company’s borrowing base under its $750 million Senior Revolving Credit Facility has been increased by $115 million from $260 million to $375 million. This 44% increase in the Company’s borrowing base is primarily attributable to organic growth of the Company’s existing proved reserve base in its core operating regions. As of November 12, 2012, Magnum Hunter had total liquidity of approximately $150 million, including cash and availability under the Company’s Senior Revolving Credit Facility. In addition, under the Company’s market registration statement to issue and sell Series D Preferred Stock, subject to market conditions, the Company currently has the ability to issue up to an additional $80 million of Series D Preferred Stock (non-convertible).

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter Resources, commented, “Our efforts to build the foundation necessary for a significant unconventional resource company continued during the third quarter of 2012. Our production growth, reserve growth and resulting cash flow growth are further substantiated by the recent $115 million increase in the Company’s bank borrowing capacity. Our Appalachia Division has been crippled all year due to the combination of lower natural gas prices, limited midstream take away capacity, and no gas processing infrastructure for liquids extraction. All of these issues have been worked on throughout the year and are close to being resolved, which now positions this division for explosive growth into next year. The Company’s Board of Directors and management recognize the huge disparity between our current equity valuation and our real asset value. Since we are forced to operate in a “show-me” market as opposed to the historical “tell-me” market, we have taken the appropriate steps to begin realizing the true value of some of our unconventional assets. Once realized, this will be a tremendous benefit for our long term and dedicated shareholders.”

Non-GAAP Financial Measures and Reconciliations

Note: Adjusted EBITDA is a non-GAAP financial accounting measure and as such, a full reconciliation of the above exhibited Adjusted EBITDA numbers to the Company’s reported net income for the three and nine months ended September 30, 2012 using standardized GAAP financial accounting methodology and as reported to and filed with the Securities and Exchange Commission can be found and is exhibited in the footnotes of this press release below. Also, a reconciliation of the recurring loss per common share to the reported loss per common share and a reconciliation to recurring cash G&A for the three and nine months ended September 30, 2012 are provided in the footnotes of this press release below. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release. We believe these non-GAAP financial measures to be important measures for evaluating the relative significance of our financial information used by equity analysts and investors.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas-based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia, Kentucky, Ohio, Texas and North Dakota, and Saskatchewan, Canada. The Company is presently active in five of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, Eagle Ford Shale, Pearsall Shale and Williston Basin/Bakken Shale.

For more information about Magnum Hunter, please visit www.magnumhunterresources.com.

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including any estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities and our midstream activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to any pending acquisitions described herein, forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of the proposed transactions; the ability to complete the proposed transactions considering the various closing conditions; the benefits of such transactions and their impact on the Company’s business; and any statements of assumptions underlying any of the foregoing. In addition, if and when any proposed transaction is consummated, there will be risks and uncertainties related to the Company’s ability to successfully integrate the operations and employees of the Company and the acquired business. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “pursue,” “plan” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following: adverse economic conditions in the United States, Canada and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques; the effects of increased federal and state regulation, including regulation of the environmental aspects, of hydraulic fracturing; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; regulatory, environmental and land management issues, and demand for gas gathering services, relating to our midstream operations; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

These factors are in addition to the risks described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s 2011 annual report on Form 10-K, as amended, filed with the Securities and Exchange Commission, which we refer to as the SEC. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date of this document. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge readers to review and consider disclosures we make in our reports that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

Contact:
Investor Relations
ir@magnumhunterresources.com
(832) 203-4539

Results of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Oil and gas revenue and production	2012	2011	2012	2011
Revenues (in thousands)
Oil — US	$41,487	$13,907	$103,246	$40,686
Oil — Canada	9,147	2,726	25,442	3,592
Gas — US	10,325	6,555	33,411	17,690
Gas — Canada	135	380	359	564
NGLs — US	1,551	1,969	5,034	3,006
NGLs — Canada	3	11	10	17
Total oil and gas sales	$62,648	$25,548	$167,502	$65,555

Production
Oil (mbbls) — US	471	166	1,138	456
Oil (mbbls) — Canada	107	32	292	41
Gas (mmcfs) — US	3,046	1,456	11,222	3,572
Gas (mmcfs) — Canada	53	79	163	134
NGL (mboe) — US	54	31	139	57
NGL (mboe) — Canada	—	—	—	—
Total (mboe)	1,148	485	3,467	1,172
Total (boe/d)	12,480	5,270	12,653	4,292

Average prices
Oil (per bbl) — US	$88.15	$83.54	$90.73	$89.20
Oil (per bbl) — Canada	85.73	86.65	87.04	88.27
Gas (per mcf) — US	3.39	4.50	2.98	4.95
Gas (per mcf) —Canada	2.55	4.82	2.21	4.21
NGL (per boe) — US	62.46	63.93	51.20	55.60
NGL (per boe) — Canada	33.65	41.18	31.17	39.50
Total average price (per boe)	$54.56	$52.69	$48.32	$55.95

Costs and expenses (per boe)
Lease operating expense	$10.95	$15.55	$10.32	$14.60
Severance tax and marketing	3.83	3.99	3.44	4.04
Exploration expense	0.30	0.96	0.31	0.97
G&A expense	12.86	35.37	13.39	40.60
Recurring G&A expense	8.15	15.36	6.83	14.66
Depletion, depreciation and accretion	29.35	25.56	26.08	24.40

Midstream and oilfield service segments (in thousands)
Oilfield services segment revenue	3,194	3,355	9,178	6,072
Midstream operations segment revenue	5,066	504	10,443	2,588
Oilfield services segment expense	4,071	2,802	8,217	5,885
Midstream operations segment expense	4,931	881	9,297	2,159

Recurring Loss per Common Share Reconciliation

	Three Months Ended	Nine Months Ended
($ in thousands)	September 30, 2012	September 30, 2012

Net loss attributable to common shareholders - reported	$(42,283)	$(80,178)

Non-recurring and non-cash items:
Exploration expense	$345	$1,075
Impairment of oil & gas properties	$7,870	$25,564
Non-Cash: stock compensation expense	$2,221	$14,759
Non-recurring and non-cash transaction and other expense	$3,862	$10,108
Interest expense - fees	$1,143	$10,036
Unrealized (gain)/loss on derivatives	$12,375	$(1,094)
(Gain)/Loss on sale of assets	$365	$540
(Gain) from sale of discontinued operations	$0	$(2,224)
Income from discontinued operations	$0	$(354)

Total non-recurring and non-cash items	$28,181	$58,411

Net loss attributable to common shareholders - recurring	$(14,102)	$(21,767)

Recurring loss per common share - basic and diluted	$(0.08)	$(0.14)

EBITDAX Reconciliation

	Three Months Ended	Nine Months Ended
($ in thousands)	September 30, 2012	September 30, 2012
Net income (loss) from continuing operations	$(32,463)	$(59,829)
Interest expense	$13,597	$29,520
Interest expense - fees	$1,143	$10,036
Loss (Gain) on sale of assets	$365	$540
Depletion, depreciation & amortization	$33,202	$90,412
Impairment of oil and gas properties	$7,870	$25,564
Exploration expense	$345	$1,075
Non-Cash stock comp. expense	$2,221	$14,758
Non-recurring transaction and other expense	$3,862	$10,108
Income tax benefit	$(1,936)	$(7,229)
Unrealized loss (gain) on derivatives	$12,375	$(1,094)
Total EBITDAX	$40,581	$113,863

Recurring Cash G&A

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2012	2011	2012	2011

Total G&A	$14,766	$17,150	$46,405	$47,573

Adjustments:
Non-cash stock compensation	$2,221	$7,945	$14,758	$20,019
Acquisition and other non-recurring expense	$3,185	$1,760	$7,982	$10,377

Recurring Cash G&A	$9,360	$7,446	$23,664	$17,177